As filed with the Securities and Exchange Commission on May 30, 2025

Registration Nos. 333-261804 and 333-287666

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________

POST-EFFECTIVE AMENDMENT TO
Form S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
________________
DTE ENERGY COMPANY
(Exact name of registrant as specified in its charter)

Michigan	38-3217752
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

One Energy Plaza
Detroit, Michigan	48226-1221
(Address of Principal Executive Offices)	(Zip Code)

DTE ENERGY COMPANY AMENDED
AND RESTATED LONG-TERM INCENTIVE PLAN

DTE ENERGY COMPANY 2025 LONG-TERM INCENTIVE PLAN
(Full title of the plan)
________________
Lisa A. Muschong
DTE Energy Company
One Energy Plaza
Detroit, Michigan 48226-1221
(313) 235-4000

(Name, address, including zip code, and telephone number, including area code, of agent for service)
________________
Copies to:

Matthew P. Misiak
DTE Energy Company
One Energy Plaza
Detroit, Michigan 48226-1221
(313) 235-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☑		Accelerated filer	☐	Non-accelerated filer	☐	Smaller reporting company	☐

Emerging growth company		☐		(Do not check if a smaller reporting company)

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

DTE Energy Company (“DTE Energy”) filed the registration statements listed below (collectively, the “Prior Registration Statements”), pertaining to the registration of shares of its common stock, no par value (“Common Stock”), issuable under the DTE Energy Company Amended and Restated Long-Term Incentive Plan (the “Prior Plan”):

•Form S-8 (333-133645) filed on April 28, 2006
•Post–Effective Amendment No.1 (333-133645) filed on August 22, 2006
•Form S-8 (333-183440) filed on August 20, 2012
•Form S-8 (333-199746) filed October 31, 2014
•Form S-8 (333-225917) filed June 27, 2018
•Form S-8 (333-261804) filed December 21, 2021

At the 2025 Annual Meeting of Shareholders of DTE Energy held on May 8, 2025 (the “Effective Date”), shareholders approved the DTE Energy Company 2025 Long-Term Incentive Plan (the “2025 Plan”) to replace the Prior Plan, and the Prior Plan was terminated. No additional awards will be made under the Prior Plan. The 2025 Plan provides for the issuance of 3,000,000 shares of Common Stock.

The 2025 Plan also provides for the issuance of any shares of Common Stock that remained available for issuance under the Prior Plan as of the Effective Date, plus any shares of Common Stock that become available through lapsed awards under the Prior Plan (collectively, the “Prior Plan Carry Forward Shares”).

Pursuant to Item 512(a)(1)(iii) of Regulation S-K and the Securities and Exchange Commission’s Compliance and Disclosure Interpretation 126.43, this Post-Effective Amendment to the Prior Registration Statements is filed to reflect that, as of the Effective Date, the previously registered Prior Plan Carry Forward Shares may be issued under the 2025 Plan. This Post-Effective Amendment amends and supplements the items contained in the Prior Registration Statements.

Contemporaneously with the filing of this Post-Effective Amendment covering the Prior Plan, DTE Energy is filing a new Registration Statement on Form S-8 to register 3,000,000 new shares that are available for issuance pursuant to the 2025 Plan. No additional securities are being registered by this Post-Effective Amendment.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, as filed with the Securities and Exchange Commission, are incorporated herein by reference:

•Annual Report on Form 10-K for the year ended December 31, 2024 (including information specifically incorporated by reference into DTE Energy’s Form 10-K from DTE Energy’s definitive Proxy Statement for its 2025 annual meeting of shareholders);
•Quarterly Report on Form 10-Q for the quarter ended March 31, 2025;
•Current Reports on Form 8-K filed on February 7, 2025, February 14, 2025, and May 14, 2025; and
•the description of the Registrant’s Common Stock, filed as Exhibit 4-311 to DTE Energy’s Form 10-K for the year ended December 31, 2019.

All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all such securities remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Legal matters in connection with the validity of the common stock offered under the Plans have been passed upon for DTE Energy Company (“DTE Energy”) by Kathrine M. Lorenz, Vice President and Deputy General Counsel of DTE Energy. Ms. Lorenz beneficially owns DTE Energy common stock and is eligible to participate in the 2025 Plan.

Item 6. Indemnification of Directors and Officers.

(a) Indemnification. The DTE Energy Company Amended and Restated Articles of Incorporation provide that, to the fullest extent permitted by the Michigan Business Corporation Act (the “MBCA”) or any other applicable law, no director of DTE Energy Company shall be personally liable to DTE Energy or its shareholders for or with respect to any acts or omissions in the performance of his or her duties as a director of DTE Energy.

DTE Energy’s articles of incorporation further state that each person who is or was or had agreed to become a director or officer of DTE Energy, or each such person who is or was serving or who had agreed to serve at the request of DTE Energy’s board of directors as an employee or agent of DTE Energy or as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including the heirs, executors, administrators or estate of such person), shall be indemnified by DTE Energy to the full extent permitted by the MBCA or by any other applicable laws as presently or hereafter in effect.

DTE Energy’s articles of incorporation further state that DTE Energy may enter into one or more agreements with any person, which agreements provide for indemnification greater or different than that provided in the articles of incorporation.

Section 209(1)(c) of the MBCA permits a corporation to eliminate or limit a director’s liability to the corporation or its shareholders for money damages for any action taken or any failure to take action as a director, except liability for (1) the amount of financial benefit received by a director to which he or she is not entitled; (2) the intentional infliction of harm on the corporation or the shareholders; (3) a violation of Section 551 of the MBCA, dealing with unlawful distributions; or (4) for an intentional criminal act.

Section 561 of the MBCA permits a corporation to indemnify its directors and officers against expenses (including attorneys’ fees), judgments, penalties fines and amounts paid in settlement actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties, if such directors or officers acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. Sections 562 and 564 (c) of the MBCA provide that in a derivative action, i.e., one by or in the right of the corporation or its shareholders, indemnification may be made for expenses including attorney’s fees and an amount paid in settlement actually and reasonably incurred by directors and officers in connection with the defense or settlement of an action or suit, but only with respect to a matter as to which they have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification will be made if such person will have been found liable to the corporation, unless and only to the extent that the court in which the action or suit was brought has determined upon application that the defendant officers or directors are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

Section 563 of the MBCA provides that a director or officer who has been successful on the merits or otherwise in defense of an action, suit or proceeding referred to in Sections 561 and 562, or in defense of a claim, issue or matter in the action, suit, or proceeding shall be indemnified against actual and reasonable expenses, including attorney’s fees, incurred by him or her in connection with the action, suit or proceeding, and an action, suit or proceeding brought to enforce this mandatory indemnification.

Item 8. Exhibits.

Exhibit Number	Description

*3.1	Amended and Restated Articles of Incorporation of DTE Energy Company dated December 13, 1995 as amended from time to time (incorporated herein by reference to Exhibit 3.1 to DTE Energy’s Form 8-K dated May 6, 2010).

*3.2	Bylaws of DTE Energy Company, as amended through December 6, 2023 (incorporated herein by reference to Exhibit 3.1 to DTE Energy’s Form 8-K filed December 8, 2023).

5.1	Opinion of Kathrine M. Lorenz, Esq.

*10.1	DTE Energy Company 2025 Long-Term Incentive Plan (incorporated herein by reference to Exhibit A to DTE Energy’s Definitive Proxy Statement filed March 13, 2025).

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Kathrine M. Lorenz, Esq. (contained in Exhibit 5.1).

24.1	Directors’ Power of Attorney.

* Previously Filed

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii)     To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, DTE Energy Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Detroit, State of Michigan, on this 30th day of May, 2025.

DTE ENERGY COMPANY

/s/Gerardo Norcia
Gerardo Norcia
Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/Gerardo Norcia	Director, Chairman and Chief	May 30, 2025
Gerardo Norcia	Executive Officer
(Principal Executive Officer)

/s/David Ruud	Executive Vice President and	May 30, 2025
David Ruud	Chief Financial Officer
(Principal Financial Officer)

/s/Tracy Myrick	Chief Accounting Officer	May 30, 2025
Tracy Myrick	(Principal Accounting Officer)

Signature	Title	Date

*	Director	May 30, 2025
Nicholas K. Akins

*	Director	May 30, 2025
David A. Brandon

*	Director	May 30, 2025
Deborah L. Byers

*	Director	May 30, 2025
Charles G. McClure, Jr.

*	Director	May 30, 2025
Gail J. McGovern

*	Director	May 30, 2025
Mark A. Murray

*	Director	May 30, 2025
Cassandra Santos

*	Director	May 30, 2025
Robert C. Skaggs, Jr.

*	Director	May 30, 2025
David A. Thomas

*	Director	May 30, 2025
Gary H. Torgow

*	Director	May 30, 2025
Valerie M. Williams

/s/David Ruud	Attorney-in-Fact	May 30, 2025
*By David Ruud